                                                                 Exhibit (a)(12)

                        VAN KAMPEN LIFE INVESTMENT TRUST

             Fourth Amended and Restated Certificate of Designation
                                       of
         Capital Growth Portfolio (formerly, Strategic Growth Portfolio)

The undersigned, being the Secretary of Van Kampen Life Investment Trust, a Delaware statutory trust (the "Trust"), pursuant to the authority conferred upon the Trustees of the Trust by Section 6.1 of the Trust's First Amended and Restated Agreement and Declaration of Trust ("Declaration"), and by the affirmative vote of a Majority of the Trustees does hereby amend and restate in its entirety the Third Amended and Restated Certificate of Designation of the Strategic Growth Portfolio, a series of the Trust dated August 15, 2006, by redesignating such Portfolio as the Capital Growth Portfolio (the "Portfolio") with the following rights, preferences and characteristics:

1. Shares. The beneficial interest in the Portfolio shall be divided into Shares having a nominal or par value of $0.01 per Share, of which an unlimited number may be issued, which Shares shall represent interests only in the Portfolio. The Trustees shall have the authority from time to time to authorize separate Series of Shares for the Trust as they deem necessary or desirable.

2. Classes of Shares. The Shares of the Portfolio shall be divided into two classes--Class I and Class II. The Trustees shall have the authority from time to time to authorize additional Classes of Shares of the Portfolio

3. Sales Charges. Each Class I Share and Class II Share shall be subject to such sales charges, if any, as may be established from time to time by the Trustees in accordance with the Investment Company Act of 1940, as amended (the "1940 Act") and applicable rules and regulations of the Financial Industry Regulatory Authority, Inc., all as set forth in the Portfolio's prospectus.

4. Allocation of Expenses Among Classes. Expenses related solely to a particular Class (including, without limitation, distribution expenses under an administrative or service agreement, plan or other arrangement, however designated) shall be borne by that Class and shall be appropriately reflected (in a manner determined by the Trustees) in the net asset value, dividends, distribution and liquidation rights of the Shares of that Class.

5. Special Meetings. A special meeting of Shareholders of a Class of the Portfolio may be called at any time by a Majority of the Trustees with respect to the Rule 12b-1 distribution plan applicable to such Class or with respect to any other proper purpose affecting only holders of shares of such Class.

6. Other Rights Governed by Declaration. All other rights, preferences, qualifications, limitations and restrictions with respect to Shares of any Series of the Trust or with respect to any Class of Shares set forth in the Declaration shall apply to Shares of the Portfolio unless otherwise specified in this Certificate of Designation, in which case this Certificate of Designation shall govern.

7. Amendments, etc. Subject to the provisions and limitations of Section 9.5 of the Declaration and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a Majority of the Trustees (or by any officer of the Trust pursuant to the vote of a Majority of the Trustees) or when authorized to do so by the vote in accordance with the Declaration of the holders of a majority of all the Shares of the Portfolio outstanding and entitled to vote or, if such amendment affects the Shares of one or more but not all of the Classes of the Portfolio, the holders of a majority of all the Shares of the affected Classes outstanding and entitled to vote.

8. Incorporation of Defined Terms. All capitalized terms which are not defined herein shall have the same meaning as ascribed to those terms in the Declaration.



                                    May 1, 2008


                                    ------------------------------
                                    Stefanie Chang Yu
                                    Secretary